Contact:	Jim Davidson	Tony Pordon
	Executive Vice President – Finance	Senior Vice-President
201-325-3303
	jdavidson@unitedauto.com	248-648-2540
	—	tpordon@unitedauto.com

FOR IMMEDIATE RELEASE

UNITEDAUTO ANNOUNCES INCREASED DIVIDEND

DECLARES TWO-FOR-ONE STOCK SPLIT

BLOOMFIELD HILLS, MI, May 3, 2006 – United Auto Group, Inc. (NYSE:UAG), an international automotive retailer, today announced that its Board of Directors approved a two-for-one stock split. UnitedAuto’s shareholders of record at the close of business on May 11, 2006 will receive one additional share of common stock for every share of common stock held on that date. The new shares will be distributed on June 1, 2006 and UAG’s stock will begin trading ex-stock split on June 2, 2006. The two-for-one stock split will increase the number of shares of common stock outstanding from approximately 47.1 million to approximately 94.2 million.

The Board of Directors also approved a dividend of $0.07 per share payable on June 1, 2006 to shareholders of record on May 11, 2006. This dividend will be paid on the post-split share amounts. After adjusting for the stock split, the dividend represents an increase of two cents per share versus the prior quarterly dividend.

Commenting on the stock split and dividend increase, UnitedAuto Chairman Roger Penske said, “We believe splitting our stock two-for-one should provide additional liquidity to UAG’s common stock while offering a more attractive share price to potential investors. Additionally, the dividend increase provides an incremental return to our shareholders.”

United Auto Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 295 retail automotive franchises, representing 40 different brands, and 27 collision repair centers. UnitedAuto, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 173 franchises in 20 states and Puerto Rico and 122 franchises located outside the United States, primarily in the United Kingdom. UnitedAuto is a member of the Fortune 500 and Russell 2000 and has 14,000 employees.

Statements in this press release involve forward-looking statements. Actual results may vary materially because of risks and uncertainties. These forward-looking statements should be evaluated together with additional information about UnitedAuto’s business, market conditions, and other uncertainties which could affect UnitedAuto’s future performance, which are contained in UnitedAuto’s Form 10-K for the year ended December 31, 2005, and its other filings with the Securities and Exchange Commission, and which is incorporated into this press release by reference. This press release speaks only as of its date and UnitedAuto disclaims any duty to update the information herein.

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